EXHIBIT 99.1

Global Aircraft Solutions
Fourth Quarter and Year-End 2005 Earnings Conference Call
April 10, 2006


Operator:           Good afternoon, my name is Eduardo and I will be your
conference facilitator today. At this time I would like to welcome everyone to the Global Aircraft Solutions 2005 Year-End Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer period. If you would like to ask a question during this time, please press star, then the number one on your telephone keypads. If you would like to withdraw your question, please press the pound key. Thank you.

                    It is now my pleasure to turn the floor over to Alan Sheinwald of Alliance Advisors. Sir, you may begin your conference.

Alan Sheinwald:     Thank you and good afternoon. We'd like to thank everyone
for joining us today for Global Aircraft Solutions 2005 Year-End Earnings Conference Call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO; Mr. John Sawyer, our President; Mr. Gordon Hamilton, Director of Global Aircraft Solutions. Following management's discussion there will be a formal Q&A session open to participants on the call.

                    If anyone participating on the call this afternoon does not have a copy of the earnings release, please contact our office at 914-244-0062.

                    Well before we get started, I'm going to review the Company's Safe Harbor statement. Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call that state Global's and management's intentions, hopes, goals, beliefs, expectations, projections, plans, outlook or predictions of the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. When used in this call the words "anticipate," "could," "enable," "estimate," "intend," "expect," believe," "potential," "would," "should," "project," "plan," and similar expressions as they relate to Global or any of its subsidiaries are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those anticipated by Global at this time. Except to the extent required by applicable securities law, Global Aircraft Solutions Inc. undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today. Please refer to our Annual Report on Form 10-KSB or our quarterly report on Form 10-Q and our periodic reports filed on Form 8-K, which are filed with the SEC and available at SEC's website at www.sec.gov for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                    Well gentlemen, congratulations for delivering a strong finish for 2005, with record results in your top and bottom line. The momentum has maintained pace as we enter 2006.

                    At this time, I'd like to turn the call over to Ian Herman, Chairman and CEO.

Ian Herman:         Well thank you Alan, and thank you everyone for joining us this afternoon. 2005 exceeded our previous expectations, as Alan has stated; the Company delivered a record top and bottom line growth. The fourth quarter followed suit from the first nine months of the year, and capped off our best year to date since the Company's inception, and our second straight year of strong and growing profitability. Each of our divisions continues to develop profitably and we expect this trend to carry forward.

                    We continue to find cross-selling synergies and exploit newly developed relationships to expand our overall market penetration, while expanding the market opportunities of the Company with key strategic partnerships. A prime example of our forward thinking was the exciting new development with BCI, with the formation of JetGlobal, our joint venture company, to purchase 26 Boeing 737-200 aircraft on September the 2nd, 2005, from GE through Jetran International. From the sale of four aircrafts we generated $1.1 million in income, representing 30% of the joint venture for Global during the fourth quarter of 2005 and we expect similar results during the first quarter of 2006.

                    It's important to recognize that any operating profit generated for Global by JetGlobal goes directly to our bottom line because Global's overhead and SG&A are already being absorbed by the company. It should also be noted that during the third and fourth quarters of 2005, significant time and effort was required to launch JetGlobal and those expenses were also absorbed into Global's expenses. These expenses were not separated due to the start up nature of the joint venture in 2005, and the lack of predictability as to exactly what aircraft will be acquired and sold. Therefore, if the actual expenses associated with the joint venture would have been expensed during the last quarter of 2005, overall earnings for the company would not have changed; however, the earnings of the other operating businesses would have been several hundred thousand dollars higher. During 2006, Global intends to provide an allocation of expenses from the various departments within the company to support JetGlobal in order to provide more clarity on our earnings.

                    Additionally, JetGlobal acquired five more 737-200s for resale during 2005. These aircraft were acquired from very large and significant players in the aircraft leasing industry at very attractive values. We believe that they will all be sold prior to the end of 2006 at margins higher to us than our traditional 20 to 30% threshold.

                    Delta Airlines has given notice that they wish to continue leasing the 12 aircraft that they still have in service, now owned by JetGlobal, at $43,000 a month per aircraft, and this began on April the 1st, 2006. Presuming that Delta keeps all 12 aircraft throughout the remainder of 2006, this will generate over 4.6 million in operating earnings for JetGlobal and approximately 1.4 million in profit for Global this year, minus any allocation for operating expenses. However, please keep in mind that these leases may be terminated earlier or extended beyond 2006, based on the conditions that the bankruptcy court mandates, which Delta must follow. We are being led to believe that these leases will be extended beyond 2006; however, at any point in time when they are terminated, shareholders should always keep in mind that we will still have the benefit of owning a valuable asset, which we believe will still be in high demand and can be resold for a substantial additional profit.

                    As discussed on our last call, the changes in our revenue mix of business led to several changes on our balance sheet. Our growth and support by shareholders enabled Global to have a warrant for 7.2 million shares exercised, providing us with $4.9 million of equity financing. We immediately extinguished our long-term debt and made a capital investment in our BCI joint venture, JetGlobal, owning a 30% stake in the 26 aircraft that I've previously discussed. Our JetGlobal joint venture with BCI has been booked on the balance sheet as a $6.3 million equity investment. Since we do not control the LLC, but we exert significant influence on the business, Global records the investments at cost plus advances and the Company's share of earnings less distributions.

                    Also of significant importance, during the close of the year we announced the expansion of our credit lines to a $5 million operating line of credit, which will provide working capital to help both of Global's wholly owned subsidiaries, Hamilton Aerospace and World Jet, to achieve our revenue and earning growth goals.

                    While perhaps of greater importance, we anticipate that the new $7 million aircraft trading line of credit would give us greater operating flexibility, enabling an even greater impact on bottom line results. As you know, in past aircraft trading deals we were often limited to gross margins of 3 to 5% of the value of the transaction. Our new aircraft trading line of credit will allow Global to act as the principal in our aircraft trading transactions, which will enable us to garner margins generally closer to the 20 to 30% range on these quick turning transactions.

                    The Company's balance sheet also reflects the reclassification of $2.2 million of inventory to inventory/non-current. This is a substantial increase over the December 31st, 2004 reclassification of 212,500 and is largely due to the unsold World Jet inventory acquired as part of the World Jet purchase on January the 1st, 2004. The SEC required this even though the inventory is already written down to pennies on the dollar. Our overall assets grew to 25.1 million as of December 31st from 11.8 million a year ago.

                    Our record business growth, strengthened balance sheet and share appreciation has enabled us to file our application for our move to the American Stock Exchange. We filed our application early in the first quarter of 2006 and hope as we continue to execute our plan that we will meet the listing requirements for the Exchange and we will begin trading on the American Stock Exchange in 2006. Upon filing an annual report with the AMEX, we believe that we have provided them with the appropriate required paperwork to render their decision.

                    We believe the added visibility in our revenues are the result of the acceleration of our aircraft trading business and will enhance our earnings growth as the business expands. Our overall bottom line profits exceeded 2004 by nearly $1 million. Additionally, when you examine our EBITDA, compared to last year, and of course adjusting for one-time extraordinary gains of over $1 million in 2004, it has more than doubled from $2 million with the elimination of one-time events versus 4.5 million in 2005. Thus, our EBITDA margins are stronger than ever, topping 10.7% for the year. We continued to enjoy rapid growth in our revenues and earnings as the year came to an end and we expect the trend to continue throughout 2006. We have focused our energy on retaining higher margin maintenance business and have expanded relationships to drive our overall company performance through aircraft and parts, trading and sales.

                    I will start with the fourth quarter summary and then give a detailed breakdown to the business for the year-end. Global's operating revenue for the three months ended December 31st, 2005 was $8.3 million, compared to the $8.1 million for the three months ended December 31st, 2004. Gross profit for the fourth quarter of 2005 was $2.3 million, an increase of 53% over the 1.5 million gross profit for the fourth quarter of 2004. Gain from operations for the fourth quarter of 2005 was $1.2 million, including JetGlobal, versus $170,000 in the fourth quarter of 2004. Net profit for the quarter was 1.1 million or $0.03 a share diluted versus $135,000 in Q4 of 2004. The Company's joint venture, JetGlobal, produced its first contribution to quarterly earnings in the fourth quarter of 2005 for the aircraft trading division of Global.

                    I will now discuss the year-end results in greater detail and follow with an outlook for 2006. Global's operating revenues for the year-ended December 31st, 2005 was approximately $41.2 million, an increase of 33% over the $30.8 million for the year-ended December 31st, 2004. Gross profit for the full year of 2005 was approximately $10.2 million, an increase of more than 59% over the $6.4 million gross profit for the full year of 2004. Gain from operations for 2005 was $2.4 million, nearly a 79% increase versus $1.3 million for the full year of 2004. The earnings number included 7.8 million of SG&A. While the SG&A has grown 61.4% from last year, it is important to recognize that we've paid $1.3 million in aircraft trading commissions in 2005, up from $680,000 in 2004. As aircraft trading grows the SG&A will reflect all commissions paid.

                    EBITDA for the full year of 2005 was $4.4 million versus 3.1 million a year ago, representing an increase of 42%. The Company reported a pre-tax profit of 3.5 million for the year-ended 2005 and that was versus 2.3 million in 2004, an increase of approximately 52%. Net profit for the full year of 2005 was 3.1 million or $0.09 per share basic and diluted versus 2.3 million or $0.09 per share basic and diluted for the full year of 2004. The compilation of earnings per share was done utilizing common shares outstanding with the weighted average shares being 33,848,722 and the fully diluted shares being 35,260,671 at December 31st, 2005.

                    Hamilton Aerospace, a wholly owned subsidiary of Global Aircraft Solutions contributed $23.5 million in revenue for the year versus 25.3 million in 2004 and an operating profit of $210,849 in 2005 versus 1.5 million in 2004. It should be noted carefully that the Company elected in 2005 to show aircraft trading revenues under Global as opposed to Hamilton, which recorded trading revenue in 2004.

                    World Jet, another wholly owned subsidiary, contributed $10.6 million in revenue and an operating profit of $1.2 million versus 709,567 for 2004. We continue to see good growth in the earnings of this division. The inclusion of the former US Air inventory that we purchased from Jetran in the last quarter is already having a positive impact going forward.

                    The parent company, Global, contributed 11.4 million in revenues for the year versus 1.1 million in 2004, which was the result of the aircraft trading businesses noted earlier, while operating profits for the full year of 2005 were 2.1 million, including JetGlobal, versus an operating loss of $933,000 in 2004.

                    We expect to see continued significant growth going forward in this division with expanding margins and accelerated profits. We expect our JetGlobal venture to play a very significant role in the increased earnings the Company will deliver in 2006 and beyond. We will also be examining with our auditors ways in which to more fully integrate all the financial activities of JetGlobal into Global Aircraft so as to give shareholders the best opportunity to more fully examine our complete financial results going forward in 2006.

                    I'll now turn to Global's balance sheet. The balance sheet continued to strengthen during 2005, due to a combination of equity funding, undervalued asset acquisition and growth in earnings. During this time frame, we have increased total assets to 25 million from 11.8 million at the end of 2004 and stockholders' equity have increased to 14.2 million from 6.1 million as of December 31st, 2004. The accounts receivable sit at 5 million, up slightly from $4.8 million last year.

                    It should be noted that changes in the Company's balance sheet for the year ended December 31st, 2005 reflected several events. Inventory increased 3.1 million, reflecting the inventory purchased that I mentioned earlier. Equity in net assets of, and advantage to affiliates, a new account in 2005, ended the year with a balance of $6.2 million. This includes not only the earlier Delta transaction, but also the previously discussed transaction for five additional aircraft and the undistributed profits and expenses of approximately $2 million we have earned out of the joint venture and we received it in the first quarter of 2006. We will be providing an update of the equity account in the near future as several additional aircraft were sold during the first quarter of 2006, enhancing our current ratio and reducing our exposures to financial risk that is taken when we acquire aircraft.

                    During the year-ended December 31st, 2005, total liabilities increased from $5.7 million at December 31st, 2004 to $10.8 million, primarily due to several reasons. First of all, there were no notes payable at the close of 2004. At December 31st, 2005, the balance due on notes payable was 2.6 million, which was due on the Company's M&I Bank credit line. While our auditors saw fit to note that our quick ratio was not in line with our bank agreement, the bank has not officially notified the Company concerning this covenant and we are working toward a quick resolution of this issue under friendly terms with our banker.

                    Second, accounts payable increased $4.5 million, reflecting $5.5 million that Global owed to aircraft purchase. This indicates that trade accounts payable, less this aircraft transaction, actually decreased during the year by 967,000 and this aircraft that we purchased was sold during the first quarter. Again, we want to remind everyone that several of these aircraft were sold during the first quarter of 2006 and no additional aircraft were bought.

                    Third, the amount due to factor decreased 604,411 and all factoring agreements were closed as the Company elected as a matter of policy to discontinue factoring invoices.

                    Lastly, billings in excess of costs and estimating earnings on contracts in progress decreased 943,000.

                    On December 31st, 2004, the closing price of the Company's stock was $0.79 a share. On December 31st, 2005, it closed at $1.53 per share. Today, we are trading at higher levels and now the current market capitalization's in excess of $65 million. We remain focused on our strategy of favoring performance and profitability over growth for growth's sake and believe the market is rewarding the Company for this mindset. We have seen our stake in the aerospace industry market grow as our reputation of delivering great service as promised gains worldwide recognition. The demand for our services has facilitated our outstanding growth to date. We look forward to reporting to you on the growth of our services being offered to our new -- being offered in our new Tijuana facility to AVOLAR, amongst others, during the course of 2006.

                    I'd like to provide you with an update on several key and new business announcements. As you know, AVOLAR was launched in the third quarter of 2005. We've performed the maintenance and delivered three aircraft to date and we expect the schedule for delivery to increase within the current pace. The current plan expects a minimum of nine more aircraft being put in service during 2006. As you may recall, each aircraft launched represents incremental revenue to Global as we are the exclusive maintenance provider. In December 2005, further work was deferred on the Head of State contract signed in 2005, with the work being started in May of 2006, which is the beginning of the new budget year for our client country; therefore, the revenue from this new work will be booked mostly in the second half of 2006.

                    In summary, I would like to praise our team for delivering a tremendous year for our shareholders. Our combined operations have found tremendous synergy across all platforms and are setting milestones with each passing quarter, as we continue to -- to our -- continue our growth initiative and fully utilize our management expertise to source new growth opportunities. Global has executed our promise to deliver the continued core business growth momentum in revenue and in sustained profitability. We believe we have positioned the Company with the essential elements necessary to gain greater visibility in the financial markets. Our focus remains on delivering a healthy combination of organic growth and related business synergies to expand our business, ultimately contributing to increased earnings per share and hence increasing shareholder value.

                    If I could take this opportunity to thank everyone for joining the call today and that concludes my formal comments. And at this time, we would all like to respond to any questions.

Operator:           Thank you. At this time I would like to remind everyone, if you would like to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                    Once again, if you would like to ask a question, please press star, then the number one on your telephone keypad.

Alan Sheinwald:     Still on line?

Ian Herman:         (Inaudible).

Operator:           Thank you. Our first question is coming from Steve Mazur of
CRT Capital. Please go ahead.

Steve Mazur:        Ian, I'd like to go over basically Q4, the expenses
associated with the JV. You've mentioned basically that there were expenses basically in probably CGS, cost of goods sold, and SG&A that basically should have probably -- if they were part of the JV. And I'm wondering what those expenses were so we can kind of figure out what the core business did and whether those expenses will basically be reoccurring in Q1?

Ian Herman:         Right. Thanks Steve for the question. Let me say straight
away that all direct costs relating to the joint venture was -- they were borne by the joint venture. What I am referring to is the fact that throughout the year all of the costs, the fixed costs inside the rest of Global were devoted to Hamilton, to World Jet and to Global's aircraft trading business. In the inception of JetGlobal we have not saw it fit to allocate any of our fixed costs that relate to our aircraft trading activities through the JetGlobal activities and when you consider the amount of time and effort that's being spent in the sales and marketing of these aircraft and in the accounting of it and in the general support, several hundred thousand dollars was expended by the Company that otherwise would have been spent in relation to our own aircraft trading activities.

John Sawyer:        Steve, this is John Sawyer. I'm going to jump in and just
add a little to that. The -- obviously when you buy a fleet of 26 aircraft with a follow-on to five aircraft, all these aircraft came out of Delta, we had a -- the non-recurring expenses that were very high dealt with consultants as far as forming inspections of the aircraft prior to closing and then the inspecting the records, preparing the aircraft documents for resale, legal, one-time legal for obviously this large of a transaction dealing with Jetran and G Capital, the issue of putting insurance on these aircraft for ground coverage and the fact that 12 of the airplanes -- I'm sorry, 14 of the airplanes have already been parked at another facility and there was some storage charges that we had to pay up to the point that we've been able to sell these aircraft. All the (inaudible) as they come out of service with Delta will come to Tucson and then we will expense that to the JV at our normal rates. Does that give you a little bit more color Steve?

Steve Mazur:        Yeah, so what happens in Q1? Let me see, we started off with
26 planes at September 2nd. We sold, I don't know how many in Q3, right? We sold, I don't know, how many did you sell in Q3?

John Sawyer:        Nothing, zero, four in Q4.

Steve Mazur:        So it was due on Q4. Okay, and now...

Ian Herman:         Two of the aircraft, Steve, one went to BCI...

Steve Mazur:        Right, and now you basically said that Q4 of the JV should be similar -- Q1 should be similar to Q4, so I'm trying to kind of figure out because if you basically take the one-year number and subtract our nine-month numbers you get a really small operating income number for Q4, okay? And I'm just trying to gross this thing up and figure out what the number should be correspondingly, so, you know, we can figure out what's going on at HAT and World, you know, and then...

John Sawyer:        Well remember that 12 of the aircraft are still out on lease and they -- as part of the agreement we had a standstill until April 1st, even though we had already paid for those aircraft basically and now starting April 1st we're starting to see that rental revenue comes to us.

Steve Mazur:        Right, but the expenses though in Q1 will be nothing
compared to what they were like in Q4 (inaudible)?

John Sawyer:        Absolutely, they're going to be somewhere in the
neighborhood of probably 60 to 70% less.

Steve Mazur:        Okay. And my other question is, can you explain this notes receivable related party that's kind of a new item I've noticed or basically it's about $2 million number. What is that? It's 1.997,868.

Ian Herman:         Yeah, part of that is -- they're both customers and they are both are paying in accordance with their terms.

Steve Mazur:        Okay. Is that something that gets paid off with the next
couple of quarters or is this kind of...?

Ian Herman:         Yes.

Steve Mazur:        Okay.

John Sawyer:        It gets paid off by the end of June.

Steve Mazur:        Right. Okay. And that one plane I also noticed in accounts payable I saw in the K that you mentioned before there was a plane inside there that you had year-end that was a $5.5 million basically liability and that you sold the thing. How much money did you make on that?

John Sawyer:        We made about a little over $1 million and that was in the fourth quarter.

Steve Mazur:        Okay, that was on the fourth quarter. And that was in the
fourth quarter?

John Sawyer:        Yes.  We just did the final...

Ian Herman:         It's JV.

John Sawyer:        That was -- that's correct.

Steve Mazur:        That was -- that item, that plane that showed up on your
balance sheet was part of the JV?

Ian Herman:         Yes.

John Sawyer:        That and your...

Ian Herman:         That one that we sold to the Sheik in the Middle East,
wasn't it John?

John Sawyer:        Yes, it is.

Steve Mazur:        And how much of the accounts payable, the 5.5 million that you mentioned that was basically on the balance sheet at year-end? That wasn't part of the JV.

Ian Herman:         That aircraft wasn't on the balance sheet. The aircraft was in payables.

Steve Mazur:        Exactly.

Ian Herman:         And we have not yet paid the balance.

Steve Mazur:        Okay.

Ian Herman:         What we try and do Steve is we always try and collect the
money from the customer first.

Steve Mazur:        Right.

Ian Herman:         Before we pay for the aircraft. I mean from everybody's
point of view we'd like it to be a simultaneous transaction.

Steve Mazur:        Right. So that assumes that there's a corresponding
receivable, is what you're trying to tell me there right? If you're trying to basically do a purchase and a sale at the same time, I've got the, you know...

Ian Herman:         That we may have -- no, it won't be a receivable. We would have received the cash.

Steve Mazur:        You'd have received the cash. Okay. I remain confused on
this one. Okay, thank you.

Ian Herman:         Okay.

Operator:           Thank you. Our next question is coming from Chris Doucet of
Sterne Agee. Please go ahead.

Chris Doucet:       Good afternoon gentlemen and congratulations on a great
quarter and a great year.

John Sawyer:        Thank you Chris.

Chris Doucet:       I want to follow-up on the first question from the previous caller. How many aircraft did you guys actually sell during Q1 of '06? Can you let us -- give us an idea of how many you sold?

Ian Herman:         Out of the Delta -- you mean out of the Delta fleet?

Chris Doucet:       Correct.

Ian Herman:         We sold four in the -- sorry, we sold four in the last
quarter of '05 and we expect it to be a similar number in '06.

Chris Doucet:       Okay. Could you talk a little bit about future prospects for
JetGlobal and any ownership structural changes you might see or you're considering in for 2006?

Ian Herman:         John, do you want to take that?

John Sawyer:        Yes.  Hey, hi Chris.

Chris Doucet:       Hey.

John Sawyer:        Basically Chris, we've set JetGlobal up to be basically a, you know, it's basically an STC, and we're using it twofold. One is that we do not want to be in the leasing portion of the business. We simply want to be in the trading and taking advantage of distressed assets. At the same time, BCI is a leverage leasing type-company, so what we've agreed to do is we're going to focus more on the trading side of the business, while they focus on the leasing side. So as customers come in to us what we're going to find is airplanes that we -- our customers that we could only lease to, BCI is going to take those customers and basically buy us out of that asset. Okay? And that's what's really -- what's really growing right now and that's why we've kind of stalled out on selling more aircraft in the first quarter because we've had more people come to us from the leasing side, so we're in the process of trying to put that model together.

                    But what we're finding is that more banks everyday are continuing to, wanting to shed these asset off their books and as we continue to pay basically engine value, or scrap value for the aircraft we're finding that, you know, there's really no way for us to get hurt. We might have to inventory the assets for a couple of months. We don't see it any longer than about 180 days, but moving forward that's really where our business models is around and these are the aircraft that we are able to rate it to repair and to overhaul. So we're going to continue to focus on those models. Every day we're getting offered different types of variant airplanes but we're not certified to work on those aircraft, so we're kind of staying away from those types of aircraft we don't know a lot about.

Chris Doucet:       Okay, and the rest of the questions I have are household
maintenance questions. What issues do you guys to have to suffice to be able to trade on the American Stock Exchange? Have they given you comments back yet?

Ian Herman:         We've qualified in every way as far as we know. It was last that we had to obviously submit our 10-K, which obviously was due about now and then it's a question of -- I mean we've qualified for assets, we've qualified for profit, the question of whether or not we qualify for price is really a matter for them.

Chris Doucet:       Okay.

Ian Herman:         With our price.

Chris Doucet:       With the increase in revenue and the scope of the type of
business that Global does, have you guys considered adding a full-time chief financial officer?

Ian Herman:         Yes, we certainly have and we've been working on it very
hard. I'd like to ask Gordon Hamilton just to answer that question; I know you've been working very hard on this.

Gordon Hamilton:    Right. Well I've vetted so far about 80 people. Obviously
we're a tightly knit management group so we want someone that fits in well with us, we want someone that also will play well on The Street and has all the qualifications we need. On top of that we want them to be reasonably priced because we are a small company. So working within those parameters we've come close on a couple of times. We've had a candidate in here. We were very excited about him, unfortunately he got hired out at a lot more money up from underneath us, but we have a lot more candidates still in the pipeline. There's one in particular that we're excited about, he's coming in on Thursday, that we plan to interview. And we will, you know, I said just taking someone to fill the spot to make everybody happy we're more inclined to find someone that really fits the spot and we're confident we'll do that in the near future.

Chris Doucet:       Okay, and Ian, one last question. What fully diluted share count should I use for Q1 of '06?

Ian Herman:         Oh, you've caught me slightly off guard. I'll give you that
Chris, it's not right in front of me this moment.

Chris Doucet:       Okay.

Ian Herman:         But I'll come back and give you that. It is actually in the
-- it is in the K.

Chris Doucet:       Okay.

Ian Herman:         Let me see, I've got it here. The fully diluted is
35,260,671.

Chris Doucet:       All right gentlemen, thank you very much and good luck with the first quarter.

Ian Herman:         Thank you very much.

Operator:           Thank you. Our next question is coming from Daniel Travers of Brencourt Advisors. Please go ahead.

Daniel Travers:     Hi guys, nice quarter.

John Sawyer:        Thanks Dan.  How are you doing?

Daniel Travers:     Fine, thanks. John, first I was wondering if you could
elaborate on something you were talking about in the last question, it's I guess it's the -- has to do with how JetGlobal works. You mentioned that because I guess there's more demand for airlines to lease than to buy, things that -- more things are going BCI's way rather than trading, maybe just explain sort of the operating MO for JetGlobal in this respect. You know, what -- like who's in charge and what determines what you do with the planes and who makes the money on what happens with the planes?

John Sawyer:        That's a good question Dan and Chris was -- I was almost
there with Chris, but basically this is where we're at. We identified -- we saw that these 26 aircraft package was out there and, you know, the problem with it was is that, yes, the aircraft were reasonably priced, they're the type of aircraft that we know are high demand, 737s are work horse aircraft. You've got to remember the main reason we focused on the 737 is that, you know, all of us in the United States understand the infrastructure issues that this country has. I mean we have all the infrastructure in the world. So many of these foreign countries that were, you know, were fourth world and third world are now starting -- their economies are starting to develop and we're finding that the need for this lift is so great and these aircraft, even though their useful service life in the United States is coming to an end, they've still got a service life of another 10 to 12 years. It's a lot cheaper to build a 7,000 square -- 7,000 foot runaway in Quito, Ecuador versus building it, you know, 100 miles of highway. So these aircraft every day are being -- there's such a demand for them that we literally have three to four customers for every aircraft.

                    The problem that we're running into is do we want to take the credit risk and, you know, our position here is we do not. We simply want to make a profit that we've agreed internally that we -- the lowest we'll take and we would prefer to let an operation like BCI, that has the infrastructure from a legal standpoint, with banking, that's already kind of in the leverage leasing business in most of these countries and have the infrastructure to manage it and to kind of see the pits and valleys before they hit and to be quite honest it has the balance sheet to take a hit versus our balance sheet. So that's kind of why we've decided to get into bed with these guys. They bring a lot to the table from the infrastructure side. That enables us just to focus on doing some, you know, some maintenance on the aircraft or doing some basic front line marketing and then allowing them to take that airplane over. So that's kind of where we're at right now. There's a lot of customers that we could still fall into for cash and make a smaller margin. BCI's thinking that, hey, look, we'd rather cash you guys out of those assets and we'd rather go for the long haul and take this asset out, you know, on an 84 month lease to a country down in Chile or Peru or something like that. So that's kind of where the market is driving us. But you should note that when BCI puts together a lease they pay into our joint venture.

Ian Herman:         Absolutely.

John Sawyer:        The equivalent amount of money that we would get on an
aircraft trade.

Ian Herman:         That's correct.

John Sawyer:        This is just another way to market the aircraft that doesn't affect our bottom line.

Ian Herman:         That's correct.

Daniel Travers:     Oh, so you're saying you would make the same money whether you traded it per se to an airline or sold it to BCI?

John Sawyer:        Right. What would happen is we would sell it out of the
joint venture for an agreed to price whatever that market price has been. So let's just say a cash price that the aircraft has been 1,550,000, we buy the airplanes for in this case, you know, 807,000 a piece, the SPC basically makes -- that's the difference between the cost and what we sold that to BCI for, somewhere around let's say 700,000. We would then turn around and get our 30% profit of that plus our initial investment back.

Daniel Travers:     Well John, in the -- in your -- when you're answering the
question from the previous fellow, you used the term, you said, you know, that things have stalled out for the reasons sort of because of these things we're talking about, so it sounded like this was a clearly less desirable situation than otherwise than had been hoped for. Now you're just saying it's kind of it doesn't matter, we're selling it, you know, there's not...

John Sawyer:        Oh, but you've got understand Dan, it takes a lot longer to structure a lease versus trying to structure a quick flip or sell the asset and until they have their lease in place, you know, they typically wouldn't want to take us out of the asset. So, you know, that's what I mean by the words "stalled out." It just -- it slows things down a little bit.

Daniel Travers:     Oh, it's just the timing issue and not a money...

John Sawyer:        Not a market issue, it's a timing issue between us wanting to get our cash back so we can move on to the next set of assets that are out there to purchase.

Daniel Travers:     I see. Okay. Can you say anything about the outlook for the rest of the year in terms of any, you know, any deal making?

John Sawyer:        Well I mean we're -- everyday we're getting packages, you
know, in front of us and a lot of them are very, very attractive, so it's really how much cash, how quick we can flip these assets, pick up, bring the cash back in and put the money back out to work. So you know, we feel that we're going to sell anywhere from four to six of these aircraft a quarter, either through the STC or through other customers and so by 2006 we feel we're going to be out of 737s, at least out of this initial 31. There was 26 -- well, unless those 12 remain out on lease to Delta. And there's a good chance those 12 aircraft, as Ian said in his presentation, those 12 aircraft could be out of Delta for, you know, from here on out. We don't know; they're making rumblings that they're just going to keep them for the rest of their service life.

Daniel Travers:     All right...

Ian Herman:         That $43,000 a month per aircraft Dan, that's good business.

Daniel Travers:     Right.

John Sawyer:        Exactly.

Daniel Travers:     Right, I could see that. But if we just wanted to think
about near term earnings, would I be right in thinking if supposing Delta kept these -- kept the planes on lease and, you know, you're going to make something similar to the fourth quarter and the first quarter in terms of this -- in terms of the -- of selling planes, but after that, absent any -- we should expect a drop off it looks like in -- that this...

Ian Herman:         No, I don't think so Dan.

Daniel Travers:     No?

Ian Herman:         I think that it's certainly our intention to continue to be aggressive in aircraft trading and, you know, JetGlobal was not formed just for the purpose of acquiring these 26 aircraft. I mean witness the fact that we've acquired five more in the last quarter last year and we've got 31 of them now in the joint venture. And going forward, if Delta do elect to keep those 12 we will move on, make money out of the leases, make money out of the ultimate sale, but we'll also acquire other aircraft either directly through Global or indirectly through JetGlobal. JetGlobal gives us leverage and still enables us to garner a 30% margin, so we've got a double bang for our investment because we're capable of buying aircraft with our lines of credit and doing them on quick terms. And listeners should know that the fact that we have aircraft on the balance sheet in either in payables or indeed in assets, at any given time these deals take 60 to 90 days to flow through. We're not inventorying aircraft in Global. That's one of the things that we're not going to do; not for any long-term period, they'll all be quick, relatively quick. From the time you make the deal to the time it goes, it's generally about a 90 day period. We'll do the longer-term deals in JetGlobal.

Daniel Travers:     Okay.

Ian Herman:         There's a lot of future and, you know, in terms of revenues we've really not scratched the surface as far as aircraft trading is...

John Sawyer:        Absolutely. And we're going to sit and wait and roll out --
there's some other large, as you guys know, America West and US Air have merged, where there is a -- there's rumors on The Street that they're going to shed some more aircraft. You've got the issue with Delta and their potential strike, you know, there's a lot of things that are going on out there that we're watching in the market and we want to get this current package rolled through and bid -- wait and see as other assets become more attractive. We're not looking at just buying airplanes just so that we can make, you know, a small profit and we have -- we have to still make our model, our financial model or we're not interested in it.

Daniel Travers:     Are you constrained financially or through, you know, the
capacity of your facilities from doing a lot more right now? What -- is there a reason why you sort of want to do this now and you sort of referred to like working through this current inventory, is there a...

John Sawyer:        What you've got to remember Dan, these aircraft, these
737-200s, this is an aircraft that's priced as is where it's sitting we're somewhere around 1.8 for an aircraft and these are aircraft we're paying about 850,000 a piece for.

Daniel Travers:     Yeah.

John Sawyer:        The next group of aircraft, you know, I don't want to be
doing 200 classics next year or the year after. I want to be in a different variant type, the 300 to 400 or one that still has a good service life in the United States, in North America. And those aircraft right now are selling in the range of about 5 to 5.5 per unit, so it's just a different amount of units you could purchase. Sure, with -- when you buy -- when you put $25 million out in The Street, which we did in this first joint venture with BCI, that purchased 26 aircraft, that would only purchase four or five 300s.

Daniel Travers:     Okay.

John Sawyer:        And so we're looking at the best -- what is the best
utilization for our capital. Is it still to be looking at more for 200 classics? Is it going to be looking strictly at just motors or engines? Is it going to be looking at just strictly at airplanes? And so we just kind of want to see what the market's doing and work our way through this, you know. Like I said, we've already -- we've almost gotten rid of 50% of what we have available in inventory already if you discount the 12 that are out on lease.

Daniel Travers:     Okay.

John Sawyer:        So by the end of June, July, we should be pretty much out of all these units, those and the 12 that are on lease to Delta and we'll be looking -- right now, as we're looking now we'll still be looking for whatever's coming available in that time frame.

Daniel Travers:     Okay. Can you -- on AVOLAR, can you sort of refresh me on
what -- how much you make per plane. I think you've said that you expect to schedule nine more planes this year. What's -- what are you making per plane there?

John Sawyer:        Oh, up to this point all we've been doing, even though we
have a maintenance contract for five lines and heavy maintenance to include engine overall maintenance. Up to the point that they were, started flying in August of '05 they've only done -- we've only been doing line maintenance on one and now aircraft two and three have been added. But you know, we make somewhere close to 25,000 a month off of that per airplane; it does pretty good just off the line maintenance side of it. As the heavy maintenance starts, which will start in the summer of this year, you know, the margins will increase. We should make somewhere close to $100,000 off of our heavy (inaudible) you know, by our calculations on our margins.

Daniel Travers:     Okay.

John Sawyer:        So you know, it's going to start at obviously I think it's going to continue to add aircraft. By the summer they should be at six, seven aircraft and things are going to start to -- you'll see it start to get its professional motion going.

Daniel Travers:     Okay. And the last question is, turning to your labor costs it was a hefty jump up. Can you just talk on what's that about and what's the outlook for that and the impact on margins going forward?

John Sawyer:        Oh, you know, our biggest liability is maintenance and it's people and we've -- I've decided that instead of growing our maintenance side I'm kind of stalling it out a little bit because I want to focus more on the trading of parts, the trading of aircraft 'cause the margins are much better than from the labor side.

                    We're going to continue the labor side and we're trying to build or I should say we're continuing to see how we can make things more efficient here and in Tijuana as we expand Tijuana. But you know labor costs are growing every day in America as health care costs are -- I mean we're not any different than most companies, the small businesses, and we're not able to increase our margins because, you know, the airline business, most of these airlines are struggling and so it's just been squeezing our margins.

                    So we're looking at trying to grow other revenue streams or profits in this within our organization. One we're looking at adding currently is some engineering services 'cause we're getting a big demand on that and by simply adding a couple of people we could do a lot, we could do more than, you know, what 20 or 30 mechanics are doing. So we're looking at different ways to grow other profit centers within our company and not focus as much as growing the labor side of our business.

Ian Herman:         Let me, if I might, John, just come in and say, in our
economic model Dan, the important thing to remember is that with the three businesses that we've created, which is maintenance, parts and aircraft trading, it is our intention going forward to have the aircraft trading be the big pull, pull factor that pulls the rest of the businesses along. In other words, we're not going to go out and compete as John has indicated, head-to-head for low margin maintenance business. It's not necessary. We can create our own maintenance business with the aircraft trading deals we do and the deals that we do with the major leasing companies that bring their aircraft to us to be reconfigured onto a new customer certificate. That's the sort of specialist work that the large maintenance outfits with their long lines with the major airlines can't, it can't compete with us because they can't break into their program to fit in three or four aircraft that happened to become available for this type of activity and that makes it much more profitable for us.

Daniel Travers:     Let me ask you this, how much of your maintenance work has been related to trading versus just a straight maintenance job?

John Sawyer:        Probably somewhere around 60%.

Daniel Travers:     60% has been related to trading?

John Sawyer:        Related.

Daniel Travers:     Okay.

John Sawyer:        Yeah, I mean I can list a couple of trading symbols for you of people that they do strictly just basically heavy maintenance and it provides 60 to 70% of the work forces to the majors. And we've discussed this before Dan. The problem with the major airlines business is in the good times when they're making money they're beating you up for your margins and the bad times you become their bank and that's the worst credit you could have. And you know, two of our largest competitors, Timco, up in Greensboro just had a, you know, like a $15 million write down from Delta United 'cause of the bankruptcy. You've got Timco that just took a large write down from Northwest Airlines. So I mean I just don't want to chase those guys. We're more for the cash and carry guys, guys that come in, get their -- you might only see them once or twice a year, sometimes you never see them again, but they pay you before they leave.

Daniel Travers:     Yeah, no, no, I understand that. I just wanted the -- to get a picture of how much of your -- of that is related to trading deals versus straight, but all right, great. Listen, thanks guys. You've answered all my questions.

Ian Herman:         We really appreciate your questions Dan, thank you.

John Sawyer:        Thank you Dan.

Operator:           Thank you. Our next question is coming from Pat McLochlin of
UBS. Please go ahead.

Pat McLochlin:      Ian, my question was really covered by the previous caller in terms of the schedule of AVOLAR's picking up additional aircraft, approximately one a month for the rest of the year or is it going to be a back loaded, you know, putting them in service, or do you know?

Ian Herman:         Yeah, John can probably tell us.

John Sawyer:        Yeah, they have to be -- obviously with the -- if you've
seen the news that Aero California was shut down. There's a lift issue now in Mexico. They had already signed a settlement agreement because they were supposed to be at six airplanes by now.

Pat McLochlin:      Yeah, that's what I thought; they were running a little
behind.

John Sawyer:        That's correct. And part of the problem was, you know,
they're so -- these guys are - they run a model similar to like EasyJet. They just simply will not put airplanes on just to have lift. I mean they're smart guys. So what they were trying to do was slow down growth to pick up their load factor. Their load factor now, by the way, is running over 80%.

Pat McLochlin:      What do they need to make it work?

John Sawyer:        Right around 60.

Pat McLochlin:      Okay.

John Sawyer:        They've gotten -- two new larger investors have come in with more working capital. I mean they're sitting pretty, pretty solid working capital-wise, but they've signed an agreement with the government that they would be no less than 10 aircraft by December, but the government wants them to be at 12. They're adding aircraft for right now. It just arrived here. We're painting it and it'll be delivered. So they'll have four aircraft in their operation by the 20th of April.

Pat McLochlin:      Okay, but the government wants them to have 12 and they must have 10?

John Sawyer:        By December.

Pat McLochlin:      Okay. And the reason they're dragging their feet is simply they want each plane to be profitable before they put the next one on the ground or in the air.

John Sawyer:        Absolutely.

Pat McLochlin:      Okay, all right, great. I think this is going to be your
anchor to the leeward. I think this is going to be a good situation for you.

John Sawyer:        Absolutely and by the way, you know, we ran from a
maintenance, from a liability standpoint, in the first seven months they had -- they didn't have one maintenance delay due to Hamilton. We ran 100% reliability for maintenance.

Pat McLochlin:      You said that the line maintenance is 25,000 a month, how
often does heavy maintenance have to be done on these airplanes?

John Sawyer:        At the rate they're flying those aircraft they'll be coming out of -- for heavy maintenance about once every 10 to 11 months.

Pat McLochlin:      Twice a year.

John Sawyer:        Yes, about a little less than a year.

Pat McLochlin:      Okay, all right. Those were really all, the only questions I had.

Ian Herman:         It's good to hear from you Pat.

Pat McLochlin:      Well Ian, it's nice to hear from you. I'm kind of excited
about where we are here.

Ian Herman:         I think we've got a great opportunity.

Pat McLochlin:      Well, I do too.

Ian Herman:         Great.  Good.  Thank you for your questions.

Pat McLochlin:      Surely.

Operator:           Thank you. Our next question is coming from Scott Mackay of
Hatteras Investments. Please go ahead.

Scott Mackay:       Hi John.

John Sawyer:        Hi Scott, how are you doing?

Scott Mackay:       I'm great.  Thank you.

John Sawyer:        Good.

Scott Mackay:       Just a couple of follow-ups if I may. The first one is on
the AVOLAR. John, you mentioned 25,000 per month, is that in gross profit or is that revenue?

John Sawyer:        That's gross profit.

Scott Mackay:       Okay. And from a pre-tax income standpoint, I know it's
difficult to wrap your arms around that, but is that a pretty close number that you guys should expect to bring the bottom line or no? I assume you just put all your labor on your cost of goods sold.

John Sawyer:        Yeah, what's happening is the aircraft with materials, we're billing on average per aircraft somewhere around 125,000 per month.

Scott Mackay:       That's really -- it's really a pre-tax margin, this 25K?

John Sawyer:        Absolutely.

Scott Mackay:       Okay. And to follow-up on Steve's question, I'm a little
confused in regards to the five planes that were purchased in the fourth quarter. What on the balance sheet at all is related to those five planes as of 12/31?

Ian Herman:         It's entirely in the joint venture. It's on the JetGlobal
balance sheet and we made a contribution, I think it was, I'll stand corrected, but I think it was around $1 million for our share 'cause remember we contribute about 25% of the investment. So in the equity account, which at the 31st of December was about 6.2, 6.3, that's what I was referring to when I said that the investment was made up of that including the purchase of those aircraft.

Scott Mackay:       Okay. So that $6.3 million equity on the non-current portion of the balance sheet is really your 5.5 payable plus your million in cash contributed? Is that a fair way to...

Ian Herman:         No, no, no. It's -- the 5.5 -- no, there's some confusion
here. The 5.5 payable is for a separate aircraft altogether. That's a completely separate aircraft.

Scott Mackay:       Okay.

Ian Herman:         That wasn't in the joint venture.

Scott Mackay:       Where is the asset to offset the payable?

Ian Herman:         I believe that we have the cash for the -- in the quarter
the transaction was done and it was a cash transaction.

Scott Mackay:       Just sorry for my ignorance, but it was $0.5 million in cash on the balance sheet, where is the rest of it?

Ian Herman:         Well, it's come in and gone out during the quarter, hasn't it? We've made -- we've increased our investment in JetGlobal. We've acquired an inventory. The cash has been utilized. I mean we made -- how much did we make on that deal John?

John Sawyer:        About $1 million.

Ian Herman:         All you're going to see at the end of the year is the $1
million and I don't think that $1 million -- I think part of it was taken in the third quarter and part of it was taken in the fourth quarter 'cause some of it relates...

John Sawyer:        I think it's the deposits on the aircraft. We bought that
aircraft from -- that aircraft was purchased from Lehman Brothers and we had paid -- made deposit payments on the aircraft. The final payment was made on it in January 13th of '06.

Scott Mackay:       And that final payment was roughly 5.5 million?

John Sawyer:        It was -- no, it wasn't $5.5 million, Scott.

Scott Mackay:       You used your line of credit to do that?

John Sawyer:        We sold our line of credit, yes.

Scott Mackay:       Okay.

Ian Herman:         But the point I'm trying to make to you is that and I think where the confusion has arisen here is that the makeup of the equity account is made up of our investment in JetGlobal plus the profit that we make -- that we made during the period, which has not yet been paid to, as I mean 2 million of it was paid, approximately 2 million was paid in the first quarter out to us. So our investment in that equity account has gone down and it is a moving number depending on how many aircraft are purchased, how many have sold, and how much profit is being paid out.

Scott Mackay:       Okay, that's helpful. I've got a better handle on it; it's just a little confusing.

Ian Herman:         Okay, great.

Scott Mackay:       Thank you.

Ian Herman:         Good.

Scott Mackay:       Last question, I'm just curious, in the first quarter as far as color. It's April now; can you give us any more color? Are we looking at similar bottom line performance in the fourth quarter or what do you expect?

Ian Herman:         Well, my expectations are that we'll do better in the first quarter of this year than we did in the last quarter of last year.

Scott Mackay:       Okay. And then do you have -- is it -- this might not be
fair, but at our last conversation you said you might be giving some '06 outlook, I mean what were you expecting given AVOLAR and you guys comments and some of the great things you're doing, is that '06 should be, you know, a good growth year over '05?

Ian Herman:         Yes, we expect it to be.

Scott Mackay:       Can you give...

Ian Herman:         We're stepping away from guidance. We feel that it's
unnecessary for us to do that. We're demonstrating the growth. People can see that we're growing the business rapidly. We're uncomfortable with giving guidance.

Scott Mackay:       That way I don't expect a specific number, I was just
thinking from a high level standpoint, do you expect to be able to grow all your businesses?

Ian Herman:         All the businesses that we have should grow well in 2006.

Scott Mackay:       Okay.

Ian Herman:         The parts business has got the benefits of the USA inventory now and we're starting to make some inroads into that. The aircraft trading business is the most rapidly growing and because of that growth, as I was saying earlier, the maintenance business should grow along with it.

John Sawyer:        Hey Scott, this is John Sawyer. The two areas that we feel that we're probably going to have the biggest growth in, from what you just said, which is the JetGlobal side, obviously we didn't close on those aircraft until September. You have basically only a six week period to really get any movement on those aircraft and most of that six to seven week period, right before the holidays was spent, you know, putting the aircraft documents together, getting the product ready to remarket. We've now got that product in a re-marketable stage. And now with the addition of the additional aircraft into AVOLAR that's going to grow significantly. And then finally on the Jetran inventory or the US Air inventory we've now got that to the point where we've got about 70% of it inventoried and getting it out to market. So you know, we look at -- that 2006 is going to be a great year.

Scott Mackay:       All right gentlemen, good luck.  Thanks for your time.

John Sawyer:        Thank you.

Ian Herman:         Thanks a lot.

Operator:           Thank you gentlemen. There appear to be no further questions at this time.

Ian Herman:         Okay. Well, I just want to thank everyone who's still on the lines for joining us today and we look forward to discussing our first quarter with all of you in May on our next call.

                    Additionally, I'd just like to tell you, you know, that we're sending out the notices but we're holding our annual meeting on May the 5th in Tucson and we'd like to invite you all to come along and attend and have a tour of our main facilities at the Tucson International Airport. If you've got any questions at all, feel free to either contact Alan Sheinwald of Alliance Advisors or myself. Thank you very much and have a good day.

Operator:           This concludes today's Global Aircraft Solutions 2005
Year-End Earnings conference call. You may now disconnect.